Exhibit 8.3

Blake, Cassels & Graydon LLP

Barristers & Solicitors

Patent & Trade-mark Agents

595 Burrard Street, P. O. Box 49314

Suite 2600, Three Bentall Centre

Vancouver BC V7X 1L3 Canada

Tel: 604-631-3300 Fax: 604-631-3309

November 6, 2017

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Dear Sirs/Mesdames:

Re:	Seaspan Corporation – Prospectus Supplement

We have acted as Canadian tax counsel to Seaspan Corporation (the “Company”), a corporation formed under the laws of the Republic of the Marshall Islands, with respect to certain legal matters in connection with the filing of the Company’s Prospectus Supplement, dated November 6, 2017 (the “Prospectus Supplement”), for the Company’s offer and sale of Class A common shares having an aggregate offering price of up to $100,000,000.

In connection therewith, we have reviewed the discussion set forth under the caption “Non-United States Tax Considerations – Canadian Federal Income Tax Considerations” in the Prospectus Supplement (the “Discussion”).

Subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Prospectus Supplement, we hereby confirm our opinions set forth in the Discussion as of the date hereof (except for the representations and statements of fact of the Company, included in the Discussion, as to which we express no opinion). In delivery of this opinion, we have relied upon an Officer’s Certificate duly executed by an officer of the Company as to the matters certified therein. We have made no independent investigation or verification of the statement and representations contained in the Officer’s Certificate and have assumed that the information therein is true, accurate and complete.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the use of our name in the Prospectus Supplement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP